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                                                                   EXHIBIT 11.1

Computation of Earnings Per Share

Earnings per share is calculated based on the weighted average number of common and common equivalent shares during the period. Earnings per share for the period from inception, June 3, 1994, through December 31, 1994 and for the years ended December 31, 1995 and 1996 are as follows (in thousands):

                                                                   Year Ended
                                         Period from Inception    December 31,
                                         June 3, 1994, through  ---------------
                                           December 31, 1994    1995      1996
                                         ---------------------  -----     -----
Weighted average number of shares
   outstanding...........................         5,470         5,470     5,716

Stock options, treasury stock method.....           --  (1)       281        40

Warrants, treasury stock method..........           --  (1)       128       156
                                                  -----         -----     -----
                                                  5,470         5,879     5,912
                                                  =====         =====     =====

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(1) Pursuant to APB Opinion No. 15, common stock equivalents were not included in weighted average number of shares outstanding for the period from June 3, 1994, inception, through December 31, 1994 because their inclusion would have diluted the Company's loss.



    The Company's Series A and B Preferred Stock are common stock equivalents. However, because the effect of their assumed conversion would be anti-dilutive for each period shown, they have not been included in Primary Earnings Per Share. The computation of the weighted average number of common and common equivalent shares for fully diluted earnings per share has not been presented for the above periods because fully diluted earnings per share is not more than 3% different from Primary Earnings per share.